Exhibit 99.1

Mead Johnson Reports Solid Full-Year Results;
Forecasts Stronger Sales Growth in 2010;
Provides Initial EPS Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--January 28, 2010--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the fourth quarter and year ended Dec. 31, 2009, including:

  GAAP net earnings of $1.99 per diluted share for 2009, compared with $2.32 per diluted share for 2008.
  Non-GAAP(1) net earnings for 2009 of $2.23 per diluted share, up from $1.90 per diluted share a year earlier.
  GAAP net earnings of $0.31 per diluted share for the fourth quarter of 2009 compared with $0.27 per diluted share for the year-ago fourth quarter.
  Non-GAAP net earnings of $0.48 per diluted share for the fourth quarter, up from $0.36 per diluted share last year. Gains were driven by strong contributions from emerging markets, lower commodity costs and a reduced tax rate, partially offset by significantly higher demand-generation investments.
  GAAP sales up 1 percent quarter-over-quarter; non-GAAP sales up 2.5 percent. Reported non-GAAP sales growth of 15 percent in Asia and Latin America was offset by distributor inventory adjustments in Europe and market contraction in the United States.
  Initial full-year 2010 non-GAAP EPS guidance of $2.30 to $2.40; GAAP EPS guidance of $2.07 to $2.17.

  (1)Mead Johnson, formerly a wholly owned subsidiary of Bristol-Myers Squibb Company (BMS), completed its initial public offering (IPO) in February 2009. Results for 2008 and 2009 have been adjusted for the factors affecting comparability due to the IPO, the subsequent split-off from BMS and other specified items and are, therefore, adjusted non-GAAP (non-GAAP) financial measures. See “Factors Affecting Comparability – Adjusted Non-GAAP Financial Measures” and the detailed reconciliation of GAAP and non-GAAP results included in this release.

“In addition to delivering another quarter of solid financial results, the fourth quarter also marked two further milestones for Mead Johnson,” said Chief Executive Officer Stephen W. Golsby. “Most notable was the final split-off from Bristol-Myers Squibb, making Mead Johnson a fully independent public company. Following completion of a successful exchange offer in December, all shares of Mead Johnson previously owned by BMS are now in the hands of public investors and trading on the New York Stock Exchange. With a market capitalization exceeding $9 billion, we are proud that Mead Johnson became one of the newest additions to the Standard and Poor’s 500 Index. During the fourth quarter, we also issued $1.5 billion of notes to take advantage of the low interest-rate environment, which will result in significant interest expense savings as we move into 2010. Proceeds from the offering, along with borrowings under our revolving credit facility and cash on hand, were used to repay all of the approximately $1.7 billion of debt previously held by BMS. During the quarter, we began paying down borrowings under the revolving credit facility, and subsequent to year end, we repaid the remaining $120 million balance, further deleveraging our balance sheet.”

“Once again, our solid financial performance reflects the success of our global growth strategies,” Golsby continued. “We continued to deliver double-digit growth in Asia and Latin America and further increased our investments to accelerate expansion of our distribution footprint in China. In the United States, we are beginning to see a pattern of market share gains as infants who are on our flagship routine formula, Enfamil Premium, move into their higher consumption months. We significantly increased advertising and promotion spending in the fourth quarter, in part to support our efforts to communicate Enfamil Premium’s clinically proven Triple Health Guard™ benefits of brain and eye development, immunity and growth. While our decision to increase investments in demand creation impacted our earnings growth in the quarter, we did so to build momentum exiting the year, and we are confident in delivering stronger revenue growth in 2010.”

Fourth Quarter Results

Net sales for the fourth quarter of 2009 totaled $714.4 million, up 1 percent from $707.7 million a year-ago. Sales benefited from price and foreign exchange, largely offset by a drop in volume. The volume decline was driven by planned reductions of distributor inventories in Europe and market contraction due to a reduced birth rate in the United States. Earnings before interest and income taxes (EBIT) totaled $113.0 million, down from $134.9 million a year earlier. The decline was primarily due to $54.2 million of costs associated with the IPO, the split-off transaction, separation from BMS’s IT systems, litigation expense and other specified costs. EBIT for the fourth quarter of 2008 included $30.8 million of specified costs, largely for work completed in preparation for the IPO. EBIT in the fourth quarter of 2009 was also affected by increased investments in advertising and promotion, and other demand-generation spending, which offset the benefit from lower commodity costs.

Net earnings attributable to shareholders for the fourth quarter of 2009 totaled $64.0 million, or $0.31 per diluted share, compared with $46.4 million, or $0.27 per diluted share for the prior-year period. Results for 2009 benefited from lower interest expense and a lower effective tax rate compared with the year-ago fourth quarter, offset by the increase in the number of shares outstanding.

On a non-GAAP basis, net earnings attributable to shareholders totaled $99.4 million, or $0.48 per diluted share, for the fourth quarter of 2009, compared with net earnings attributable to shareholders of $74.5 million, or $0.36 per diluted share, for the same quarter a year ago.

Fourth Quarter Segment Results

The Asia/Latin America segment had net sales of $425.4 million for the fourth quarter of 2009, up 12 percent from $378.2 million in 2008. EBIT totaled $138.5 million, up 34 percent compared with $103.5 million for the year-ago fourth quarter. Segment sales performance was driven by double-digit sales growth, notably in China, Thailand, Malaysia and Peru. EBIT benefited from lower commodity costs, partially offset by higher demand-generation investments in advertising and promotion and sales force additions, primarily in China. Non-GAAP sales for the segment increased 15 percent in the quarter to $425.4 million.

The North America/Europe segment reported net sales of $289.0 million for the fourth quarter of 2009, down from $329.5 million in 2008. EBIT totaled $81.3 million, compared with $109.7 million in the fourth quarter a year ago. This segment’s results reflect the impact of planned reductions in distributor inventories held by BMS in Europe, the significant contraction of the infant formula market in the United States due to lower births, and lower market share in the United States versus the fourth quarter a year ago. EBIT benefited from lower commodity costs, offset by higher advertising and promotional spending in support of new products. Non-GAAP segment sales decreased 12 percent in the fourth quarter of 2009 to $289.0 million, compared with the year-ago fourth quarter; however, sales increased 1 percent on a sequential quarter basis.

Full-Year 2009 Results

For the year ended Dec. 31, 2009, net sales totaled $2,826.5 million, down 2 percent from $2,882.4 million for 2008. Sales benefited from price, which was more than offset by foreign exchange and lower volume. EBIT decreased to $679.6 million, down from $695.7 million a year earlier. EBIT in 2009 was reduced by a net $81.1 million of costs associated with the IPO, the split-off transaction, separation from BMS’s IT systems and other specified costs. EBIT in 2008 included $44.8 million of costs primarily related to the IPO. Other factors affecting EBIT in 2009 include the benefit of lower commodity costs and productivity savings, offset by higher demand-generation spending and costs incurred as a public company.

Net earnings attributable to shareholders for 2009 totaled $399.6 million, up slightly from $393.9 million in 2008. While 2009 was adversely affected by $49.3 million in higher interest expense and higher specified costs, this was more than offset by the benefit of a lower effective tax rate and improved operating performance compared with 2008. Earnings per diluted share for 2009 were $1.99, compared with $2.32 in 2008. The greater number of shares outstanding in 2009 following the February IPO reduced earnings on a per share basis. There were approximately 200.7 million fully diluted shares outstanding in 2009, compared with 170.0 million shares in 2008.

On a non-GAAP basis, net earnings attributable to shareholders totaled $456.3 million, or $2.23 per diluted share, in 2009, compared with net earnings attributable to shareholders of $389.3 million, or $1.90 per diluted share, in 2008.

Outlook for 2010

“Despite headwinds from higher commodity costs and the overlap in infrastructure costs, we are confident of producing another year of earnings growth,” Golsby said. “We are mindful, however, that we operate in a challenging and uncertain economic environment. We are initiating 2010 non-GAAP EPS guidance in the range of $2.30 to $2.40, up from $2.23 per share in 2009.”

Key assumptions underlying this non-GAAP estimate include a net sales increase of at least 7 percent, excluding the effect of foreign exchange; higher raw material and commodity costs, primarily dairy; approximately $25 million in incremental infrastructure costs incurred during the transition from BMS as a shared services provider to IBM; ongoing investments in demand-creation activities and expansion in new markets; an effective tax rate between 30 and 31 percent; and 205 million fully diluted shares outstanding.

The non-GAAP earnings guidance excludes approximately $0.23 per diluted share of costs primarily associated with the separation from BMS’s IT systems. Therefore, 2010 GAAP earnings are estimated at $2.07 to $2.17 per diluted share, compared with $1.99 per diluted share in 2009.

Conference Call Scheduled

The company will host a conference call at 8:30 a.m. CST today during which company executives will review fourth quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, go to the Web site at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-877-440-5803, pass code: Mead Johnson. Callers outside of North America should call +1-719-325-4806 to be connected. A replay of the conference call will be available through midnight CST Thursday, Feb. 4, 2010, by calling 1-888-203-1112 or +1-719-457-0820, pass code: 5523124. The replay will also be available at meadjohnson.com.

2010 Annual Meeting of Shareholders

Mead Johnson also announced that it will hold its 2010 annual meeting of shareholders on Tuesday, May 11, 2010.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (9) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; and (10) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2008, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
NET SALES	$714.4	$707.7	$2,826.5	$2,882.4
COST OF PRODUCTS SOLD	246.4	267.8	974.7	1,079.8

GROSS PROFIT	468.0	439.9	1,851.8	1,802.6

MARKETING, SELLING AND ADMINISTRATIVE	183.1	186.7	665.3	651.7
ADVERTISING AND PRODUCT PROMOTION	119.2	93.0	401.9	369.3
RESEARCH AND DEVELOPMENT	20.6	21.3	71.9	72.8
OTHER (INCOME)/EXPENSES—NET	32.1	4.0	33.1	13.1

EARNINGS BEFORE INTEREST AND INCOME TAXES	113.0	134.9	679.6	695.7

INTEREST EXPENSE—NET	17.3	31.4	92.6	43.3

EARNINGS BEFORE INCOME TAXES	95.7	103.5	587.0	652.4
PROVISION FOR INCOME TAXES	(28.5)	(56.3)	(176.4)	(251.4)

NET EARNINGS	67.2	47.2	410.6	401.0
Less Net Earnings attributable to noncontrolling interests	(3.2)	(0.8)	(11.0)	(7.1)

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$64.0	$46.4	$399.6	$393.9

Earnings per Common Share – Basic
Net Earnings attributable to shareholders	$0.31	$0.27	$1.99	$2.32

Earnings per Common Share – Diluted
Net Earnings attributable to shareholders	$0.31	$0.27	$1.99	$2.32

Weighted Average Common Shares Outstanding
Basic	204.5	170.0	200.6	170.0
Diluted	204.7	170.0	200.7	170.0

Dividends declared per Common Share	$0.20		$0.70

MEAD JOHNSON NUTRITION COMPANY
SELECTED FINANCIAL STATEMENT INFORMATION
(Dollars in millions) (UNAUDITED)

	December 31,	December 31,
	2009	2008
Cash and Cash Equivalents	$561.1	$-
Receivables—net of allowances of $6.2 and $7.0, respectively (1)	317.6	262.7
Inventories	309.9	354.3
Accounts Payable (2)	361.3	198.5
Related-Party Debt and Lease	-	2,000.0
Short-term borrowings and Long-term debt	1,604.9	-

	Year Ended December 31,
	2009	2008
Depreciation and Amortization	$58.9	$52.1
Payments for Capital Expenditures	95.8	81.1

(1) Includes $31.1 million and $0 for accounts receivable from BMS at Dec. 31, 2009 and 2008, respectively.

(2) Includes $22.3 million and $0 for accounts payable to BMS for operating activities with BMS at Dec. 31, 2009 and 2008, respectively. 2009 includes $54.6 million of accounts payable to BMS for the purchase of previously leased assets.

Factors Affecting Comparability – Adjusted Non-GAAP Financial Measures

This news release contains adjusted non-GAAP (non-GAAP) financial measures, including non-GAAP net sales, EBIT, earnings and earnings per share information, adjusted for factors that affect comparability due to the impact of the company’s IPO, the split-off from BMS and other specified costs. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP net sales, EBIT, earnings and earnings per share, are the impact of operating model adjustments and specified IPO, split-off and other costs. In addition, other adjusted items include interest expense due to changes in the capital structure, the effective tax rate (ETR) due to the impact of specified IPO and other costs on the tax rate, and the number of shares outstanding to reflect the increase in shares due to the IPO. Non-GAAP net sales, EBIT, earnings and earnings per share information adjusting for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The tables that reconcile GAAP to non-GAAP disclosure and the accompanying footnotes follow:

MEAD JOHNSON NUTRITION COMPANY
ADJUSTED NON-GAAP OPERATING RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 and 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	2009	2008		% Change Due to
	Adjusted	Adjusted				Foreign
	Non-GAAP	Non-GAAP	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$425.4	$369.5	15.1%	5.6%	7.6%	1.9%
North America/Europe	289.0	327.6	-11.8%	-13.3%	0.2%	1.3%
Total	$714.4	$697.1	2.5%	-3.3%	4.1%	1.6%

Earnings Before Interest and Income Taxes
Asia/Latin America	$138.5	$100.2
North America/Europe	81.3	111.8
Corporate and Other	(52.6)	(50.5)
Total	$167.2	$161.5

Net Earnings Attributable to Shareholders	$99.4	$74.5

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.7	204.5
Net Earnings Attributable to Shareholders	$0.48	$0.36

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Specified IPO & Other Costs (2)	Tax (4)	Adjusted Non-GAAP
Net Sales	$714.4			$714.4
Cost of Products Sold	246.4			246.4
Gross Profit	468.0			468.0

Marketing, Selling and Administrative	183.1	(22.1)		161.0
Advertising and Product Promotion	119.2			119.2
Research and Development	20.6			20.6
Other (Income)/Expenses - net	32.1	(32.1)		-

Earnings Before Interest and Income Taxes	$113.0	$54.2		$167.2

Interest Expense - net	(17.3)			(17.3)
Provision for Income Taxes	(28.5)		$(18.8)	(47.3)
Net Earnings	$67.2			$102.6

Less: Net Earnings Attributable to Noncontrolling Interest	(3.2)			(3.2)

Net Earnings Attributable to Shareholders	$64.0			$99.4

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.7			204.7
Net Earnings Attributable to Shareholders	$0.31			$0.48

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Interest Expense (3)	Tax (4)	Adjusted Non-GAAP
Net Sales	$707.7	(10.6)				$697.1
Cost of Products Sold	267.8	(4.7)				263.1
Gross Profit	439.9	(5.9)				434.0

Marketing, Selling and Administrative	186.7	(2.2)	(27.8)	`		156.7
Advertising and Product Promotion	93.0	0.1				93.1
Research and Development	21.3	(0.1)				21.2
Other (Income)/Expenses - net	4.0	0.5	(3.0)			1.5

Earnings Before Interest and Income Taxes	$134.9	$(4.2)	$30.8			$161.5

Interest Expense - net	(31.4)			$5.4		(26.0)
Provision for Income Taxes	(56.3)				$(3.9)	(60.2)
Net Earnings	$47.2					$75.3

Less: Net Earnings Attributable to Noncontrolling Interest	(0.8)					(0.8)

Net Earnings Attributable to Shareholders	$46.4					$74.5

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	170.0					204.5
Net Earnings Attributable to Shareholders	$0.27					$0.36

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009
(Dollars in millions)
(UNAUDITED)

	Net Sales		Earnings Before Interest and Income Taxes
	GAAP	Adjusted Non-GAAP	GAAP	Specified IPO & Other Costs (2)	Adjusted Non-GAAP

Asia/Latin America	$425.4	$425.4	$138.5	$-	$138.5
North America/Europe	289.0	289.0	81.3		$81.3
Corporate and Other			(106.8)	54.2	(52.6)
Total	$714.4	$714.4	$113.0	$54.2	$167.2

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE THREE MONTHS ENDED DECEMBER 31, 2008
(Dollars in millions)
(UNAUDITED)

	Net Sales				Earnings Before Interest and Income Taxes
	GAAP	Operating Model Adjustments (1)	Adjusted Non-GAAP		GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Adjusted Non-GAAP

Asia/Latin America	$378.2	$(8.7)	$369.5		$103.5	$(3.3)	$-	$100.2
North America/Europe	329.5	(1.9)	327.6		109.7	(0.9)	3.0	111.8
Corporate and Other				`	(78.3)		27.8	(50.5)
Total	$707.7	$(10.6)	$697.1		$134.9	$(4.2)	$30.8	$161.5

MEAD JOHNSON NUTRITION COMPANY
ADJUSTED NON-GAAP OPERATING RESULTS
FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	2009	2008		% Change Due to
	Adjusted	Adjusted				Foreign
	Non-GAAP	Non-GAAP	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,625.5	$1,489.2	9.2%	5.3%	10.0%	-6.2%
North America/Europe	1,201.0	1,357.3	-11.5%	-9.7%	0.0%	-1.8%
Total	$2,826.5	$2,846.5	-0.7%	-1.8%	5.2%	-4.1%

Earnings Before Interest and Income Taxes
Asia/Latin America	$577.0	$460.8
North America/Europe	391.8	466.5
Corporate and Other	(208.1)	(192.7)
Total	$760.7	$734.6

Net Earnings Attributable to Shareholders	$456.3	$389.3

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.6	204.5
Net Earnings Attributable to Shareholders	$2.23	$1.90

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Specified IPO & Other Costs (2)	Tax (4)	Adjusted Non-GAAP
Net Sales	$2,826.5			$2,826.5
Cost of Products Sold	974.7			974.7
Gross Profit	1,851.8			1,851.8

Marketing, Selling and Administrative	665.3	(58.7)		606.6
Advertising and Product Promotion	401.9			401.9
Research and Development	71.9			71.9
Other (Income)/Expenses - net	33.1	(22.4)		10.7

Earnings Before Interest and Income Taxes	$679.6	$81.1		$760.7

Interest Expense - net	(92.6)			(92.6)
Provision for Income Taxes	(176.4)		$(24.4)	(200.8)

Net Earnings	$410.6			$467.3
Less: Net Earnings Attributable to Noncontrolling Interest	(11.0)			(11.0)

Net Earnings Attributable to Shareholders	$399.6			$456.3

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	200.7			204.6
Net Earnings Attributable to Shareholders	$1.99			$2.23

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Interest Expense (3)	Tax (4)	Adjusted Non-GAAP
Net Sales	$2,882.4	(35.9)				$2,846.5
Cost of Products Sold	1,079.8	(15.5)				1,064.3
Gross Profit	1,802.6	(20.4)				1,782.2

Marketing, Selling and Administrative	651.7	(7.7)	(41.8)			602.2
Advertising and Product Promotion	369.3	(5.2)				364.1
Research and Development	72.8	(0.1)				72.7
Other (Income)/Expenses - net	13.1	(1.5)	(3.0)			8.6

Earnings Before Interest and Income Taxes	$695.7	$(5.9)	$44.8			$734.6

Interest Expense - net	(43.3)			$(60.5)		(103.8)
Provision for Income Taxes	(251.4)				$17.0	(234.4)
Net Earnings	$401.0					$396.4

Less: Net Earnings Attributable to Noncontrolling Interest	(7.1)					(7.1)
Net Earnings Attributable to Shareholders	$393.9					$389.3

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	170.0					204.5
Net Earnings Attributable to Shareholders	$2.32					$1.90

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE YEAR ENDED DECEMBER 31, 2009
(Dollars in millions)
(UNAUDITED)

	Net Sales		Earnings Before Interest and Income Taxes
	GAAP	Adjusted Non-GAAP	GAAP	Specified IPO & Other Costs (2)	Adjusted Non-GAAP
Asia/Latin America	$1,625.5	$1,625.5	$577.0	$-	$577.0
North America/Europe	1,201.0	1,201.0	391.8		391.8
Corporate and Other			(289.2)	81.1	(208.1)
Total	$2,826.5	$2,826.5	$679.6	$81.1	$760.7

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE YEAR ENDED DECEMBER 31, 2008
(Dollars in millions)
(UNAUDITED)

	Net Sales			Earnings Before Interest and Income Taxes
	GAAP	Operating Model Adjustments (1)	Adjusted Non-GAAP	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Adjusted Non-GAAP
Asia/Latin America	$1,516.9	$(27.7)	$1,489.2	$462.9	$(2.1)	$–	$460.8
North America/Europe	1,365.5	(8.2)	1,357.3	467.3	(3.8)	3.0	466.5
Corporate and Other				(234.5)		41.8	(192.7)
Total	$2,882.4	$(35.9)	$2,846.5	$695.7	$(5.9)	$44.8	$734.6

Notes to Tables Reconciling GAAP and Non-GAAP Results

(1) Operating Model Adjustments for 2008

In Brazil, the company’s ability to operate a new stand-alone subsidiary was delayed until late in the third quarter of 2009. Prior to that time, BMS distributed and recorded sales for Mead Johnson products. Mead Johnson conducted marketing activities and recorded service revenue equal to the company’s marketing costs plus a markup. In Europe, the company will transition from using BMS to distribute products to a third-party distributor model. This will reduce net sales by the amount of the distributors’ margin and lower costs for distribution-related expenses that historically have been recorded in marketing, selling and administrative expenses. In Mexico, the company’s business will be operated through a newly formed operating subsidiary that is expected to incur higher profit sharing costs than were allocated to Mead Johnson when it was operated within a BMS legal entity.

(2) Specified IPO, Split-Off and Other Costs

Earnings before interest and income taxes include the following costs (in millions):

	Three Months Ended December 31,
	2009	2008
IPO-related and separation costs	$9.1	$30.8
IT separation costs	9.8	-
Severance and relocation costs	13.1	-
Legal costs and settlements	22.2	-

	Year Ended December 31,
	2009	2008
IPO-related and separation costs	$31.0	$44.8
IT separation costs	19.2	-
Gain on asset sale	11.9	-
Severance and relocation costs	25.3	-
Legal costs and settlements	17.5	-

(3) Interest Expense

The company had interest expense of $17.3 million and $92.6 million for the fourth quarter and full-year 2009, respectively. The company had interest expense of $31.4 million and $43.3 million for the fourth quarter and full-year 2008, respectively.

(4) Effective Tax Rate

The company’s ETR has been adjusted for the non-deductibility of certain IPO and split-off costs.

(5) Shares Outstanding

Prior to Feb. 10, 2009, there were 170.0 million shares of common stock outstanding. The company issued an additional 34.5 million shares of common stock in the IPO.

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathryn Chieger, (847) 832-2419
kathryn.chieger@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com